FUND PORTFOLIO
                                 --------------
                             IAI LATIN AMERICA FUND

                                 March 31, 1997
          (percentage figures indicate percentage of total net assets)
                                   (unaudited)

      COMMON STOCKS - 62.3%
                                                                                              Market
                                                                          Quantity            Value(a)
-------------------------------------------------------------------------------------------------------
      ARGENTINA - 8.4%
      CIA International Bebidas Y Alimentos (Consumer Non-Durables)       17,265           $    35,742
      Telefonica de Argentina ADR (Utilities)                              2,794                82,074
      Transportadora de Gas del Sur ADR (Utilities)                        9,650               124,244
      YPF Sociedad Anonima ADR (Energy Minerals)                           4,521               119,806
                                                                                               -------
                                                                                               361,866
------------------------------------------------------------------------------------------------------
      BRAZIL - 9.9%
      Telebras (Electronic Technology)                                 1,430,000               143,634
      Telecomunicacoes Brasileiras ADR (Utilities)                         1,501               153,477
      Usinas Siderurgicas de Minas Gerais ADR (Non-Energy Minerals)       10,917               125,546
                                                                                               -------
                                                                                               422,657
------------------------------------------------------------------------------------------------------
      CHILE - 6.3%
      CIA Telecom Chile ADR (Technology Services)                          2,246                64,580
      Enersis ADR (Utilities)                                              3,690               117,157
      Vina Concha Y Toro ADR (Consumer Non-Durables)                       3,074                87,609
                                                                                               ------
                                                                                               269,346
-------------------------------------------------------------------------------------------------------
      MEXICO - 28.8%
      ALFA Class A (Financial)                                            22,000               123,579
      Corporacion GEO Series B (Financial) (b)                            28,000               134,157
      DESC Series B (Financial) (b)                                       21,000               140,335
      Fomento Economico Mexicano Class B (Commercial Services)            31,000               137,000
      Grupo Carso Series Class A-1 (Financial)                            16,000                93,708
      Grupo Corvi (Commercial Services)                                  135,000                71,151
      Grupo Financiero Bancomer Class B (Financial) (b)                  224,000                79,365
      Grupo Industrial Maseca Series B (Producer Manufacturing)          116,000               119,934
      Panamerican Beverages ADR (Consumer Non-Durables)                    2,310               123,874
      Telefonos de Mexico ADR (Utilities)                                  2,000                77,000
      Tubos de Acero de Mexico (Non-Energy Minerals) (b)                   8,000               136,780
                                                                                               -------
                                                                                             1,236,883
-------------------------------------------------------------------------------------------------------
      PERU - 5.3%
      Credicorp ADR (Financial)                                            6,100               142,587
      Telefonica de Peru ADR (Utilities)                                   3,931                87,465
                                                                                                ------
                                                                                               230,052
--------------------------------------------------------------------------------------------------------
      UNITED KINGDOM - 1.8%
      Five Arrows Chile Investment Trust (Financial)                      26,267                79,852
--------------------------------------------------------------------------------------------------------
      VENEZUELA - 1.8%
      Siderurgica Venezolana Sivensa ADR (Producer Manufacturing)         26,362                77,850
---------------------------------------------------------------------------------------------------------
      TOTAL INVESTMENTS IN COMMON STOCKS
      (Cost: $2,417,140)                                                                  $   2,678,506
---------------------------------------------------------------------------------------------------------


               See accompanying Notes to Fund Portfolio on page 3

                                 FUND PORTFOLIO
                                 --------------
                             IAI LATIN AMERICA FUND

                                 March 31, 1997
          (percentage figures indicate percentage of total net assets)
                                   (unaudited)

      NON-CONVERTIBLE PREFERRED STOCKS - 26.8%
                                                                                                    Market
                                                                               Quantity             Value(a)
--------------------------------------------------------------------------------------------------------------
      BRAZIL - 24.6%
      Centrais Electricas de Santa Catarina Series B (Utilities) (b)            64,000           $    73,036
      CIA Tecidos Norte de Minas (Process Industries)                           44,000               137,561
      Companhia Energetica de Minas Gerais (Producer Manufacturing) (b)      2,700,000               110,771
      Eletricidade Sao Paulo Series B (Producer Manufacturing) (b)             622,000               121,725
      Globex Utilidades PFD (Consumer Durables)                                  6,900               130,152
      Multicanal Participacoes ADR (Consumer Services) (b)                       9,430               130,841
      Petroleo Brasileiro (Energy Minerals)                                    630,000               125,667
      Telepar (Electronic Technology)                                          180,000               115,607
      Vale Do Rio Doce (Non-Energy Minerals)                                     5,000               113,647
                                                                                                     -------
                                                                                                   1,059,007
--------------------------------------------------------------------------------------------------------------
      COLOMBIA - 2.2%
      Banco Ganadero ADR (Financial)                                             3,699                93,862
--------------------------------------------------------------------------------------------------------------
      TOTAL INVESTMENTS IN NON-CONVERTIBLE PREFERRED STOCKS
      (Cost:$945,844)                                                                           $  1,152,869
---------------------------------------------------------------------------------------------------------------
      TOTAL INVESTMENTS IN LONG-TERM SECURITIES
      (Cost: $3,362,984)                                                                        $  3,831,375
---------------------------------------------------------------------------------------------------------------

      SHORT-TERM SECURITIES - 2.3%
                                                                                        Principal       Market
                                                           Rate         Maturity         Amount         Value(a)
----------------------------------------------------------------------------------------------------------------
      U.S. GOVERNMENT OBLIGATIONS - 2.3%
      U.S. Treasury Bill                                   5.15%       07/24/97        $ 100,000   $      98,331
-----------------------------------------------------------------------------------------------------------------
      TOTAL INVESTMENTS IN SHORT-TERM SECURITIES
      (Cost:$98,426)                                                                               $      98,331
------------------------------------------------------------------------------------------------------------------
      TOTAL INVESTMENTS IN SECURITIES
      (Cost: $3,461,410) (c)                                                                       $   3,929,706
-------------------------------------------------------------------------------------------------------------------
      OTHER ASSETS AND LIABILITIES (NET) - 8.6 %
                                                                                                   $     370,405
-------------------------------------------------------------------------------------------------------------------
      TOTAL NET ASSETS
                                                                                                   $   4,300,111
-------------------------------------------------------------------------------------------------------------------

               See accompanying Notes to Fund Portfolio on page 3

                             NOTES TO FUND PORTFOLIO
                             -----------------------
                             IAI LATIN AMERICA FUND

                                 March 31, 1997
                                   (unaudited)





                                       (a)
    Market values of securities are stated in U.S. dollars and are determined as described in Note 1 to the financial statements, under "Security Valuation."

                                       (b)
                    Currently non-income producing security.

                                       (c)
   At March 31, 1997, the cost of securities for federal income tax purposes and the aggregate gross unrealized appreciation and depreciation based on that cost were as follows:

                                                              IAI Latin America Fund
------------------------------------------------------ -----------------------------------
Cost for federal tax purposes                                      $ 3,461,410
                                                                   ===========

Gross unrealized appreciation                                        $ 536,771
Gross unrealized depreciation                                          (68,475)
                                                                   ------------

Net unrealized appreciation                                          $ 468,296
                                                                   ============

                       STATEMENT OF ASSETS AND LIABILITIES
                             IAI LATIN AMERICA FUND

                                 March 31, 1997
                                  (unaudited)

ASSETS

Investment in securities, at market
      (Cost: $3,461,410 (see Fund Portfolio)                                           $      3,929,706
Cash in bank on demand deposit                                                                  354,118
Dividends and accrued interest receivable                                                        16,287
                                                                                        ---------------
      Total assets                                                                            4,300,111
                                                                                       ----------------
LIABILITIES

      Total liabilities                                                                          --
                                                                                      ----------------
      Net assets applicable to outstanding capital stock                              $      4,300,111
                                                                                      =================

REPRESENTED BY:

Capital stock                                                                         $          3,647
Additional paid-in capital                                                                   3,746,109
Undistributed net investment income                                                             12,941
Accumulated net realized gains (losses) on investments                                          69,135
Unrealized appreciation (depreciation) on:
      Investment securities                                         $   468,296
      Other assets & liabilities denominated in foreign currency           (17)
                                                                    -----------
                                                                                               468,279
                                                                                      -----------------
      Total - representing net assets applicable to
         outstanding capital stock                                                    $       4,300,111
                                                                                      ==================
      Shares of capital stock outstanding; authorized 10 billion shares
           of $0.01 par value stock                                                             364,660
                                                                                      ==================
      Net asset value per share of outstanding capital stock                          $           11.79
                                                                                     ===================

               See accompanying Notes to Fund Portfolio on page 8

                            STATEMENT OF OPERATIONS
                             IAI LATIN AMERICA FUND

                Period from December 12, 1996* to March 31, 1997
                                   (unaudited)

NET INVESTMENT INCOME
      Income
           Dividends (net of foreign income taxes withheld of $266)            $     28,363
           Interest                                                                   7,108
                                                                               -------------
                Total income                                                         35,471
                                                                               -------------

      Expenses
           Management fees                                                           33,795
           Compensation of Directors                                                     86
                                                                               -------------
                Total expenses                                                       33,881
                Less fees waived or reimbursed by Advisers                          (11,351)
                                                                               -------------
                Net expenses                                                         22,530
                                                                               -------------
                Net investment income                                                12,941
                                                                               -------------

NET REALIZED AND UNREALIZED GAINS (LOSSES)
      Net realized gains (losses) on :
           Investment securities                                  $   75,917
           Foreign currency transactions                              (6,782)
                                                                  ------------
                                                                                     69,135
      Net change in unrealized appreciation or depreciation on:
           Investment securities                                 $    468,296
           Other assets and liabilities denominated in
             foreign currency                                             (17)
                                                                 -------------
                                                                                    468,279
                                                                                  ----------

                Net gain on investments                                             537,414
                                                                                 -----------

                Net increase in net assets resulting from operations            $    550,355
                                                                                =============

     * Commencement of operations


               See accompanying Notes to Fund Portfolio on page 8

                       STATEMENT OF CHANGES IN NET ASSETS
                             IAI LATIN AMERICA FUND

                Period from December 12, 1996* to March 31, 1997
                                   (unaudited)

OPERATIONS
      Net investment income                                             $         12,941
      Net realized gains (losses)                                                 69,135
      Net change in unrealized appreciation or depreciation                      468,279
                                                                       -------------------
           Net increase in net assets resulting from operations                  550,355
                                                                       -------------------

DISTRIBUTIONS TO SHAREHOLDERS FROM:
      Net investment income                                                          -
      Net realized gains                                                             -
                                                                        ------------------
           Total distributions                                                       -
                                                                        -------------------

CAPITAL SHARE TRANSACTIONS
      Net proceeds from sale of 389,962 shares                                  4,041,736
      Cost of 25,301 shares redeemed                                             (291,980)
                                                                         -------------------
           Increase in net assets from capital share transactions                3,749,756
                                                                         -------------------
           Total increase in net assets                                          4,300,111
                                                                         -------------------

Net assets at beginning of period                                                    -

Net assets at end of period                                                 $    4,300,111
                                                                         ===================
      including undistributed net investment income of:                     $       12,941
                                                                         ===================

* Commencement of operations

               See accompanying Notes to Fund Portfolio on page 8

                              FINANCIAL HIGHLIGHTS
                             IAI LATIN AMERICA FUND

     Per share data for a share of capital stock outstanding throughout each period and selected information for each period indicated are as follows:

                                                             Period from
                                                          December 12, 1996****
                                                           to March 31, 1997
-------------------------------------------------------------------------------
NET ASSET VALUE                                               (unaudited)
      Beginning of period                                 $             10.00
                                                          --------------------

OPERATIONS
      Net investment income                                              0.04
      Net realized and unrealized gains (losses)                         1.75
                                                           --------------------
           Total from operations                                         1.79
                                                             -----------------

DISTRIBUTIONS TO SHAREHOLDERS FROM :
      Net investment income                                                -
      Net realized gains                                                   -
                                                           --------------------
           Total distributions                                             -
                                                             -----------------

NET ASSET VALUE
      End of period                                        $              11.79
                                                           =====================

Total investment return*                                                  17.90%

Net assets at end of period (000's omitted)                $              4,300

RATIOS
      Expenses to average daily net assets**                               2.00%
      Net investment income to average daily net assets**                  1.15%
      Average brokerage commission rate***                 $             0.0013
      Portfolio turnover rate
           (excluding short-term securities)                                9.8%


     * Total investment return is based on the change in net asset value of a share during the period and assumes reinvestment of all distributions at net asset value.

     ** The Fund's adviser voluntarily waived $11,265 for the period ended March 31, 1997. If the Fund had been charged these expenses, the ratio of expenses to average daily net assets would have been 3.00% and the ratio of net investment income to average daily net assets would have been 0.15%. Expenses in excess of 2.00% of average daily net assets will be voluntarily waived through March 1, 1998. The ratios for the period ended March 31, 1997 are annualized.

     *** The fund is required to disclose an average brokerage commission rate. The comparability of rates between domestic and foreign equities may be affected by the fact that commission rates per share can vary significantly among foreign countries.

     **** Commencement of operations

                          NOTES TO FINANCIAL STATEMENTS
                             IAI LATIN AMERICA FUND

                                 March 31, 1997
                                   (unaudited)


[1]  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---  ------------------------------------------

     IAI Investment Funds III, Inc. is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. IAI Latin America Fund (the Fund) is a separate portfolio of IAI Investment Funds III, Inc. The Fund commenced operations on December 12, 1996. The Fund has a primary objective of long-term capital appreciation through investing primarily in the securities of Latin American issuers.

     Significant accounting policies followed by the Fund are summarized below:

SECURITY VALUATION

     Investments in securities traded on national or international securities exchanges are valued at the last reported sales price at the close of each business day. Securities traded on the over-the-counter market are valued at the last reported sales price or if the last sales price is not available, the last reported bid price is used. Such valuations are obtained from pricing services or are supplied by dealers.

     Securities for which quotations are not readily available are valued at their fair value as determined in good faith using consistently applied procedures under the general supervision of the Board of Directors.

     Short-term securities with maturities of 60 days or less from the date of initial acquisition are valued at amortized cost. Those securities with maturities greater than 60 days from the date of initial acquisition are marked-to-market on a daily basis.

FOREIGN CURRENCY TRANSLATIONS AND FORWARD FOREIGN CURRENCY CONTRACTS

     The Fund invests in foreign securities. The market value of securities and other assets and liabilities denominated in foreign currencies is translated daily into U.S. dollars at the closing rate of exchange. Purchases and sales of securities, income and expenses are translated at the exchange rate on the transaction date and are recorded in realized and unrealized appreciation (depreciation) on foreign currency transactions. Exchange gains (losses) may also be realized between the trade and settlement dates on security and forward currency contract transactions.

     The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

     The Fund may enter into forward foreign currency exchange contracts for operational purposes and to hedge against adverse exchange rate fluctuations. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete the obligations of the contract.

                         NOTES TO FINANCIAL STATEMENTS
                             IAI LATIN AMERICA FUND

                                 March 31, 1997
                                   (unaudited)

[1] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

FEDERAL TAXES

     Since it is the Fund's policy to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income to its shareholders, no provision for income taxes is required. In order to avoid the payment of any federal excise taxes, the Fund is required to distribute substantially all of its net investment income and net realized gains on a calendar year basis.

     Net investment income and net realized gains (losses) may differ for financial statement and tax purposes primarily due to differing treatments for foreign currency transactions, passive foreign investments companies (PFICs), and losses deferred due to "wash sales." The character of distributions made during the year for net investment income or net realized gains may also differ from it's ultimate characterization for tax purposes.

     The Fund may be subject to foreign taxes on income, gains on investments, or currency repatriation. The Fund accrues such taxes as applicable.

SECURITY TRANSACTIONS AND INVESTMENT INCOME

     The Fund records security transactions on trade date, the date the securities are purchased or sold. Dividend income is recorded on the ex-dividend date or upon receipt of ex-dividend notification in the case of certain foreign securities.

     Security gains and losses are determined on the basis of identified cost, which is the same basis used for federal income tax purposes. Investment income is recorded net of foreign taxes withheld where recovery of such taxes is uncertain.

DISTRIBUTIONS TO SHAREHOLDERS

     Distributions to shareholders are recorded on the ex-dividend date. Distributions from net investment income are paid semi-annually. Capital gains, if any, are primarily distributed as of the end of the calendar year. Additional capital gains distributions as needed to comply with federal tax regulations are distributed during the year.

CONCENTRATION OF RISK

     Investments in countries with limited or developing capital markets may involve greater risks than investments in more developed markets and the prices of such investments may be volatile. The consequences of political, social or economic changes in these markets may have disruptive effects on the market prices of the Fund's investments and the income it generates, as well as the Fund's ability to repatriate such amounts.

                         NOTES TO FINANCIAL STATEMENTS
                             IAI LATIN AMERICA FUND

                                 March 31, 1997
                                   (unaudited)


[1]  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)
USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from those estimates.

[2]  COMMITMENTS AND CONTINGENCIES

     For purposes of obtaining certain types of insurance coverage for the Fund and its officers and directors, the Fund is a policyholder in an industry-sponsored mutual insurance company (the Company). In connection with its obligations as a policyholder, the Fund is committed to make future capital contributions, if requested by the Company.

     The Latin America Fund has an available line of credit of $ 250,000 with a bank at the prime interest rate. To the extent funds are drawn against the line, securities are held in a segregated account. No compensating balances or commitment fees are required under the line of credit. There were no borrowings outstanding at March 31, 1997.

[3]  FEES AND EXPENSES

     Under terms of the Fund's Management Agreement, Investment Advisers, Inc. (Advisers) is required to pay for all expenses of the Fund, except certain costs (primarily those incurred in the purchase and sale of assets, taxes and interest and extraordinary expenses) in return for the Fund paying an all inclusive management fee (unified fee) to Advisers. The Management Agreement further provides that IAI will either reimburse the Fund for the fees and expenses it pays to Directors who are not "interested persons" of the Fund or reduce its fee by an equivalent amount. The management fee is paid monthly and is calculated based on average daily net assets at an annual rate of 3.00% for the first $100 million in net assets, 2.95% for the next $150 million in net assets, 2.75% for the next $250 million in net assets and 2.65% for net assets above $500 million. Until March 1, 1998, IAI has voluntarily agreed to waive its fee in excess of 2.00% of the Fund's average daily net assets.

[4]  INVESTMENT TRANSACTIONS

PURCHASES AND SALES OF SECURITIES

     For the period ended March 31, 1997, purchases of securities and sales proceeds, other than investments in short-term securities, for the Fund aggregated $3,628,796 and $342,255, respectively.